Exhibit 14.(a).4

CONSENT

I hereby consent to the inclusion of the summary of my appraisal of Blue Square's investment property under the caption “Critical Accounting Estimates” (Item 5) in the Annual Report on Form 20-F of Blue Square-Israel Ltd, and under the caption “Significant Accounting Policies” (note 2i) and “Investment Property”(note 5) in the consolidated financial statements of Blue Square-Israel Ltd contained in the Annual Report on Form 20-F of Blue Square-Israel Ltd, filed with the Securities and Exchange Commission, and to the incorporation by reference of such summary in the previously filed Registration Statement on Form S-8 (No 333-149175) of Blue Square-Israel Ltd.

Tel Aviv, Israel	/s/ Oded Haushner
June 25, 2008	O. HAUSHNER CIVIL ENG. AND REAL ESTATE APPRAISAL LTD.